Exhibit 10.21

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (“Agreement”) is made and entered into as of the _____ day of _____, 20___ by and between COVENTRY HEALTH CARE, INC., a Delaware corporation, (the “Company”) and                                     (“Holder”).

1.         Restricted Stock Award. The Company hereby awards Holder _____ shares (the “Restricted Stock,” which shall include any additional shares or other securities received in respect of the Restricted Stock through stock splits or stock dividends pursuant to Section 3 below or under the Company’s 2004 Incentive Plan) of the Company’s Common Stock (the “Common Stock”), subject to the terms and conditions of this Agreement and the terms and conditions of the 2004 Incentive Plan. If the terms of this Agreement conflict with or are inconsistent with the terms of the 2004 Incentive Plan, the 2004 Incentive Plan shall control.

2.         Restrictions, Performance Goals and Conditions: (a)(i) Restrictions. Commencing with the date hereof, the Holder agrees Holder has no right to, and shall not, sell, transfer, pledge or assign, in whole or in part, the Restricted Stock until (x) all performance goals set forth herein have been attained and (y) the required time period with respect to each increment of Restricted Stock shall have lapsed.

(ii)    Performance Goals. This award of Restricted Stock is contingent upon the attainment of the following performance goal: For the year ending December 31, 20___, the Company shall have attained earnings equal to $______ per diluted share of Common Stock. In the event the foregoing performance goal shall not be attained, then this award of Restricted Stock and any cash dividends received on the shares of Restricted Stock shall be forfeited, and this Agreement shall become null and void.

(iii)   Lapse of Restrictions. In the event that the performance goal(s) set forth in Subsection 2(a)(ii) above shall have been met, then the restrictions set forth in Section 2(a)(i)(x) above shall lapse and be no longer in force and effect, and the required time period referenced in Section 2(a)(i)(y) above shall lapse in annual cumulative increments of [one-third] [one-fourth] the number of shares of Restricted Stock awarded herein, with the first annual increment beginning on ________, 20___. From and after each annual date, the shares as to which the above restrictions have lapsed shall be owned by Holder free and clear of all restrictions or limitations of this Agreement. As soon as reasonably practicable after each date the restrictions shall lapse, the Company shall deliver the unrestricted shares to Holder, either by issuing a stock certificate for the unrestricted shares or by transferring the unrestricted shares electronically to Holder’s brokerage account.

(b)       Except as provided in this Agreement to the contrary, the Holder shall have, with respect to the Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any cash dividends. Pursuant to Section 3 below, stock or other security dividends or stock splits issued with respect to Restricted Stock shall be treated as additional Restricted Stock that are subject to the same restrictions and other terms and conditions that apply to the Restricted Stock with respect to which such dividends or splits are issued.

(c)        Upon termination of Holder’s service as an employee of the Company for any reason during the term of this Agreement, all shares still subject to restriction will be forfeited, unless such termination is the result of Holder’s death or Disability, in which case the Restricted Stock subject to restriction will immediately vest.

(d)       In the event of a Change in Control of the Company, Restricted Stock as to which restrictions have not lapsed will vest as of the date the Change in Control, as applicable, is deemed to have occurred.

3.         Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, stock dividend, stock split or other change in corporate structure affecting the Common Stock, such substitution or adjustment shall be made in the maximum number of shares of Restricted Stock as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of shares subject to any award shall always be a whole number.

4.         Restricted Account/Stock Legend. Holder acknowledges that the Company will either issue the Restricted Stock covered by this Agreement in the name of Holder to be held in an uncertificated restricted account or will issue a stock certificate for the Restricted Stock covered by this Agreement registered in the name of Holder, which certificate bear will bear the legend set forth below and any additional legend required by applicable securities law or by the New York Stock Exchange or any exchange on which the Common Stock may be listed:

The shares evidenced by this certificate are subject to the terms and conditions of a Restricted Stock Agreement dated _______, 20___ between Coventry Health Care, Inc. and the registered holder hereof.

Holder acknowledges that the certificates evidencing the Restricted Stock, whether certificated or uncertificated, shall be held in the custody of the Company in the name of the Holder until the restrictions lapse and that it is a condition to the effectiveness of this Agreement and the award of the Restricted Stock that Holder deliver to the Company the stock power enclosed herewith, endorsed in blank.

5.         Non transferability.  The Holder’s rights hereunder shall not be transferable otherwise than as provided in the 2004 Incentive Plan, and the terms thereof shall be binding on the executors, administrators, heirs and successors of Holder.

6.         Defined Terms. Defined terms used herein and not defined shall have the meanings ascribed to them in the 2004 Incentive Plan.

7.         Amendment: Choice of Law. This Agreement may be amended as provided in the Plan. This Agreement shall be governed by Maryland law.

COVENTRY HEALTH CARE, INC.	HOLDER:

By:
Dale B. Wolf

Chief Executive Officer                                                                                                                                 SS#